Exhibit 99.1

Cincinnati Bell Announces Management Changes

Cincinnati, Ohio (August 4, 2011) - Cincinnati Bell Inc. (NYSE: CBB) today announced that Gary J. Wojtaszek has been named president of CyrusOne and Kurt A. Freyberger will become Cincinnati Bell's chief financial officer effective August 5, 2011. Both Wojtaszek and Freyberger will report to Jack Cassidy, president and chief executive officer of Cincinnati Bell.

With his resignation as chief financial officer, Wojtaszek will devote his full time and attention to overseeing all aspects of operations, sales, marketing, and customer care for the integrated data center operations doing business under the CyrusOne brand as the company grows this segment of its business to achieve its goal of becoming the premier provider of data center colocation services to Fortune 1000 companies.

Wojtaszek was also appointed as a member of Cincinnati Bell's board of directors effective July 29, 2011. Prior to joining the company in 2008, Wojtaszek was treasurer and chief accounting officer for the Laureate Education Corporation in Baltimore, Md., where he was responsible for the global controller and treasurer functions. Wojtaszek holds a bachelor's degree in economics and history from Rutgers University and a master's degree in finance and accounting from Columbia University.

As chief financial officer, Freyberger will be responsible for Cincinnati Bell's corporate accounting, finance, treasury and tax functions, as well as investor relations and corporate communications. Freyberger joined the company in 2005 as controller and added responsibility for investor relations and corporate communications in 2009. Most recently he served as the division chief financial officer of Cincinnati Bell Communications. Prior to joining Cincinnati Bell, he was the assistant corporate controller for Chiquita Brands. Freyberger has a bachelor's of science degree in accounting from Western Kentucky University.

About Cincinnati Bell Inc.
With headquarters in Cincinnati, Ohio, Cincinnati Bell (NYSE: CBB) provides integrated communications solutions-including local, long distance, data, Internet, entertainment and wireless services-that keep residential and business customers in Greater Cincinnati and Dayton connected with each other and with the world. In addition, Cincinnati Bell provides best-in-class data center colocation services to enterprise customers in the Midwest and Texas with fully redundant power and cooling solutions. Complementing the colocation products, Cincinnati Bell also offers complex information technology solutions such as managed services and technology staffing. For more information, visit www.cincinnatibell.com.

Media Contact
Lisa McLaughlin (for Cincinnati Bell)
Ph: 513-368-1860 or lisa.mclaughlin@gyro.com